CROWN CASTLE

AGREEMENT REGARDING COLLOCATION AND SETTLEMENT OF PAST DUE BALANCE

This Agreement Regarding Collocation and Settlement of Past Due Balance (this "Agreement") is entered into as of this 30th day of _October_, 2019, by and between the "Crown Castle" entities listed on Exhibit "A" attached hereto and their affiliates that may elect to participate in this Agreement, each with an office at 2000 Corporate Drive, Canonsburg, Washington County, Pennsylvania 15317(hereinafter collectively and individually referred to as "Crown Castle"), IOTA Communications f/k/a M2M Spectrum Networks, LLC, an Arizona limited liability company, with its principal place of business at 3131 East Camelback Road, Suite 450, Maricopa County, Phoenix, Arizona 85016 (hereinafter referred to as "IOTA"), and CCS&E LLC, a Delaware limited liability company ("CCS&E").

RECITALS

WHEREAS, Crown Castle and IOTA were parties to one hundred and eighty-six (186) collocation agreements (each, individually, a "Terminated License Agreement;" collectively, the "Terminated License Agreements"), pursuant to which Crown Castle granted IOTA a license to install, operate, and maintain equipment at certain telecommunication sites owned, leased or licensed by Crown Castle (each, individually, an "Old Site;" collectively the "Old Sites"); and

WHEREAS, IOTA failed to make all payments due and owing under the Terminated License Agreements and currently owes Crown Castle a past due balance under those agreements (the "Past Due Balance"); and

WHEREAS, Crown Castle terminated the Terminated License Agreements due to IOTA's default thereunder;

WHEREAS, Crown and IOTA desire to (a) confirm the termination of the Terminated License Agreements; (b) settle the Past Due Balance owed by IOTA; (c) set forth certain of the terms and conditions that will govern the parties' new collocation agreements at the Old Sites and certain other Crown Castle sites at which IOTA was not previously installed (each, individually, a "New Site;" collectively, the "New Sites") and (d) set forth terms and conditions pursuant to which IOTA will be required to remove from certain Old Sites certain of its Property (*i.e.*, the Retained Property, as such term is defined below), and shall abandon certain of its Property currently located at those same Old Sites (*i.e.* the Abandoned Property, as such term is defined below).

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and intending to legally be bound hereby agree as follows:

1) Recitals and Defined Terms. The foregoing recitals and defined terms are incorporated by reference. Unless clearly indicated to the contrary by the context in which they are used, all capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Licenses.

2) Effective Date. The Effective Date of this Agreement shall be February 1, 2019.

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3) Termination. The parties agree that the Terminated License Agreements terminated effective as of January 31, 2019 (the "Termination Date"). Following the Termination Date, as is set forth in the Terminated License Agreements, Crown and IOTA shall remain liable to indemnify each other against any claims and damages that may be made or that may arise following the Termination Date, and which are related to the indemnifying party's activities at each Old Site prior to the Termination Date or which are related to any of the indemnifying party's continuing obligations under the Terminated License Agreement or this Agreement on or following the Termination Date.

4) Settlement. As settlement for its Past Due Balance,

a. IOTA shall, by October 30, 2019, pay to Crown Castle a lump sum payment of One Million and 00/100 Dollars ($1,000,000) (the "Upfront Payment"); and

b. Within twelve (12) months of the Effective Date (the "Deadline"), IOTA shall execute one hundred eighty-six (186) new collocation agreements with Crown Castle (each, individually, a "New License Agreement;" collectively, the "New License Agreements"). At least one hundred sixty-six (166) of the New License Agreements shall be for Old Sites. No more than twenty (20) of the New License Agreements shall be for New Sites.

The parties expressly acknowledge and agree that, under each such New License Agreement, IOTA is not a lessee and that no legal title or leasehold interest in the licensed space shall be deemed or construed to have been created or vested in IOTA. Neither the New License Agreements nor the relationship between IOTA and Crown Castle shall be governed by any state or local laws regulating the relationship between landlords and tenants. Because each New License Agreement is a license for non-exclusive use of a Crown Castle facility, and not a lease, IOTA expressly waives, and shall never bring against Crown Castle, the following causes of action: constructive eviction, wrongful eviction, conversion, and any other cause of action recognized under state or local law that governs the relationship between a landlord and a tenant.

If the Upfront Payment is not received as and when due, or if IOTA does not execute all required New License Agreements by the Deadline, then this Agreement shall be null and void and of no force or effect and Crown Castle will pursue all remedies available to it to collect the Past Due Balance. In addition to the foregoing, Crown Castle shall have the right to re-enter the Licensed Space, as such term is defined in the Terminated License Agreements and/or the New License Agreements, and turn off, power down, decommission, and/or remove any IOTA equipment installed therein, regardless of any state or local laws regulating the relationship between landlords and tenants (together, all such rights, "Crown Castle's Right to Re-Enter"). If Crown Castle properly exercises Crown Castle's Right to Re-Enter, then IOTA shall not bring against Crown Castle any of the following causes of action: constructive eviction, wrongful eviction, conversion, and any other cause of action recognized under state or local law that bears on the relationship between a landlord and a tenant.

5) New License Agreements. IOTA's non-exclusive use of a portion of the space for the installation and operation of the Equipment shall be subject to the terms of this Agreement and the New License Agreements executed pursuant to this Agreement. The New License Agreement shall be substantially in the form attached hereto as Exhibit "B." The parties expressly agree that:

a. Term Commencement Date. The term of each New License Agreement shall commence on February 1, 2020 (the "Term Commencement Date").

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b. Term. Each New License Agreement shall be for one (1) term of seven (7) years (the "Term"). Neither party may terminate a New License Agreement during the Term.

c. Monthly License Rent. Subject to Section 5(d)(ii), below, the initial Monthly License Rent due under each of the one hundred eighty-six (186) New License Agreements shall be Eight Hundred Eighty-Four and 00/100 Dollars ($884.00). The Monthly License Rent shall be increased on the first anniversary of the Term Commencement Date of each New License Agreement and every anniversary of the Term Commencement Date thereafter (the "Adjustment Date") by three percent (3%). Payments of the Monthly License Rent shall be paid by IOTA to Crown Castle, in advance and without demand, on the first day of each month, commencing on the Term Commencement Date.

d. Required Conversion to Light Loading Configuration at Each Old Site. For purposes of this Agreement, the term "Standard Equipment Configuration" shall have the same definition as was set forth in the parties' Agreement Regarding Collocation dated October 4, 2016, as may have been modified and/or amended previously hereto.

The parties acknowledge and agree that, even though the Terminated License Agreements terminated as of the Termination Date, IOTA's Standard Equipment Configuration remains installed at the Old Sites pursuant to the Terminated License Agreements.

Within two (2) years of the Term Commencement Date of each New License Agreement (each such date, a "Conversion Deadline"), IOTA shall be required to convert its licensed equipment at each Old Site from its Standard Equipment Configuration to its "Light Loading Configuration," as such term is defined below, for no change in the Monthly License Rent due under the New License Agreement. No such conversion shall be effective until IOTA provides written notice to Crown Castle certifying that IOTA has completed the conversion from its Standard Equipment Configuration to its Light Loading Configuration.

i. For purposes of this Agreement, and each New License Agreement, the term "Light Loading Configuration" shall mean equipment that meets and does not exceed the following specifications:

1. One (1) antenna (not exceeding thirty-two (32) inches in length or six and one half (6.5) lbs in weight);

2. One (1) NEMA Box, which shall be located within, and not exceed, the ground space licensed under each Terminated License Agreement; and

3. One (1) SO or PoE power cord running up the tower. For the avoidance of doubt, IOTA shall have discretion to choose whether to install one (1) SO power cord or one (1) PoE power cord as part of its Light Loading Configuration at a particular site.

ii. If IOTA does not convert its equipment at an Old Site by the Conversion Deadline, then said New License Agreement shall immediately terminate as of 11:59:59 E.T. on the day immediately following the Conversion Deadline and IOTA shall have no further right to install, operate, and maintain equipment at or use the Licensed Space at such Old Site. If IOTA loses an Old Site because IOTA fails to convert

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its equipment by the Conversion Deadline, then IOTA's monthly rent obligations to Crown Castle across all sites shall be divided among all remaining New License Agreements. For the avoidance of doubt, the parties acknowledge and agree that the Monthly License Rent due under each remaining New License Agreement shall increase if IOTA loses a New License Agreement as set forth above. Such rent increase shall be effective as of the day immediately following the Conversion Deadline.

1. By way of example only, if IOTA fails to convert its equipment at one (1) Old Site by the Conversion Deadline, then IOTA shall lose its license at that Old Site, and the Monthly License Rent due under the one (1) terminated New License Agreement at that one (1) Old Site shall be redistributed under the remaining one hundred and eighty-five (185) New License Agreements.

2. By way of example only, if IOTA fails to convert its equipment at fifteen (15) Old Sites by the Conversion Deadline, then IOTA shall lose its license at those fifteen (15) Old Sites, and the Monthly License Rent due under the fifteen (15) terminated New License Agreements at those fifteen (15) Old Sites shall be redistributed under the remaining one hundred and seventy-one (171) New License Agreements.

iii. Additionally, if a New License Agreement terminates because IOTA fails to convert its equipment by the Conversion Deadline as set forth in Section 5(d)(ii) above, then

1. Crown Castle shall be entitled to exercise Crown Castle's Right to Re-Enter and, once properly exercised by Crown Castle, IOTA shall not bring against Crown Castle any of the following causes of action: constructive eviction, wrongful eviction, conversion, and any other cause of action recognized under state or local law that bears on the relationship between a landlord and a tenant; and

2. IOTA shall, within thirty (30) days of the Conversion Deadline, remove from that Old Site, any and all of its batteries, generators, fuel tanks, fuel cells and other hazardous chemicals owned by IOTA and located at the subject site, and any other Property that is owned by IOTA that IOTA desires to retain including, but not limited to, any equipment housed within shelters or cabinets) (collectively, the "Retained Property").

   With the sole exception of the above-listed Retained Property, IOTA shall leave any and all tower-mounted equipment and hardware, including, without limitation, tower-mounted antennas, amplifiers, radios and lines, equipment pads, as well as equipment shelters, equipment cabinets, communications equipment, and other equipment identified in the Terminated License Agreement (or any other like-kind equipment), except for any Retained Property (collectively, the "Abandoned Property").

   All of IOTA's right, title and interest in and to any Abandoned Property at that Old Site shall be automatically transferred to CCS&E, without the need for the parties' execution of a bill of sale or other instrument to

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effective such transfer of title. Notwithstanding anything to the contrary contained in the New License Agreement, as of the Conversion Deadline, CCS&E, and not IOTA, shall be solely responsible for the maintenance, repair, and/or removal of the Abandoned Property.

In consideration for CCS&E's maintenance, repair, and/or removal of the Abandoned Property, within thirty (30) days of the Conversion Deadline, IOTA shall pay to Crown Castle a pay-and-walk fee of Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00) (the "Pay and Walk Fee") for each site that terminates in the manner outlined above.

6) Porting Right and Pay and Walk. Subject to the terms and conditions set forth below, IOTA shall have the limited right to port up to twenty (20) Old Sites and enter into up to twenty (20) New License Agreements at New Sites. For each Old Site that IOTA elects to port, IOTA shall abandon certain of its equipment installed at that Old Site. Each Old Site that IOTA chooses to port is hereinafter referred to as an "Abandoned Old Site."

a. Identification of Abandoned Old Sites. Within twelve (12) months of date on which the last party executes this Agreement (the "Porting Deadline"), IOTA shall identify in writing for Crown Castle each New Site at which IOTA shall execute a New License Agreement and each corresponding Abandoned Old Site. IOTA's right to port up to twenty (20) Old Sites expires as of the Porting Deadline.

b. Obligations of IOTA. Within thirty (30) days of the Porting Deadline, IOTA shall remove from the Abandoned Old Sites, any and all Retained Property.

c. Transfer of Abandoned Property. With the sole exception of the above-listed Retained Property, IOTA shall leave any and all Abandoned Property at the Abandoned Old Sites. All of IOTA's right, title and interest in and to any Abandoned Property at the Abandoned Old Sites shall be automatically transferred to CCS&E, without the need for the parties' execution of a bill of sale or other instrument to effective such transfer of title. Notwithstanding anything to the contrary contained in the Terminated License Agreements, as of the Porting Deadline, CCS&E, and not IOTA, shall be solely responsible for the maintenance, repair, and/or removal of the Abandoned Property.

d. Remuneration. In consideration for CCS&E's maintenance, repair, and/or removal of the Abandoned Property at each Abandoned Old Site, within thirty (30) days of the Porting Deadline, IOTA shall pay to Crown Castle the Pay and Walk Fee for each Abandoned Old Site.

7) Revenue Share Sites. IOTA acknowledges and agrees that, notwithstanding Section 5 above, if Crown Castle is obligated, pursuant to the terms of the underlying ground lease or other instrument from which Crown Castle derives its interest in a Site, to pay its prime lessor any portion of its revenues from licensees at the subject Site (a "Revenue Share Site"), then IOTA shall be obligated to reimburse Crown Castle for any revenue share payments made to its landlord at the Site.

8) Certain Other Sites. IOTA acknowledges and agrees that, notwithstanding Section 5 above, IOTA's Monthly License Rent may be higher than otherwise listed in this Agreement if the subject site is Site located on a building or one that is managed by Crown Castle.

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9) Confidentiality. Each party shall keep confidential all provisions of this Agreement except as reasonably necessary for a party to perform and except as required by applicable laws or regulations. In the latter case, the party required to disclose this Agreement shall promptly inform the other parties prior to disclosure and shall make all reasonable efforts to obtain a protective order or other confidential treatment and to limit disclosure only to those portions necessary to comply with the applicable law or regulation.

10) Construction. Each party has had the opportunity for its own counsel to review this Agreement and participate in its drafting. Therefore, the rule construing the document against the drafter shall not apply to this Agreement or against any party.

11) Amendment. No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound thereby.

12) Assignment. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior written consent of the other parties.

13) Authorization. The signatories hereto represent that they are duly authorized to execute this Agreement on behalf of their respective entities.

14) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns.

15) Choice of Law. This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws provisions.

16) Counterparts. This Agreement may be executed in more than one original, and the parties agree that each original executed shall be treated as the original for all purposes. Facsimile signatures shall be acceptable to both parties and shall be deemed original signatures.

17) Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18) Survival. All terms, covenants and obligations contained in the Agreement shall remain in full force and effect without any limitation.

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IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first set forth above.

BY CROWN CASTLE

By: ______________________
Name:
of each of the "Crown Castle" entities listed in **Exhibit A**

BY IOTA:

M2M SPECTRUM NETWORKS, LLC,
an Arizona limited liability company

By: ______________________
Name: DARREN NICHOLS
Title: SVP/GM IOTA NETWORKS

EXHIBIT A

CROWN CASTLE ENTITIES

Crown Atlantic Company LLC, a Delaware limited liability company
Crown Castle PT Inc., a Delaware corporation
Crown Castle South LLC, a Delaware limited liability company
Crown Castle GT Company LLC, a Delaware limited liability company
Crown Communication LLC, a Delaware limited liability company (successor by conversion to Crown Communication Inc.)
Crown Castle Towers 05 LLC, a Delaware limited liability company
Crown Castle MU LLC, a Delaware limited liability company
CCATT LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various AT&T Mobility entities)
CCTMO LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various T-Mobile entities)
CCTM1 LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various T-Mobile entities)
CCTM2 LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various T-Mobile entities)
Crown Castle Towers 06-2 LLC, a Delaware limited liability company
Aircomm of Avon, L.L.C., a Connecticut limited liability company
Coverage Plus Systems LLC, a Delaware limited liability company
Global Signal Acquisitions II LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various Sprint entities)
Global Signal Acquisitions III LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various Sprint entities)
Global Signal Acquisitions IV LLC, a Delaware limited liability company
Global Signal Acquisitions LLC, a Delaware limited liability company
GoldenState Towers, LLC, a Delaware limited liability company
High Point Management Co. LLC, a Delaware limited liability company
ICB Towers, LLC, a Georgia limited liability company
Interstate Tower Communications LLC, a Delaware limited liability company
IntraCoastal City Towers LLC, a Delaware limited liability company
Pinnacle Towers Acquisition Holdings LLC, a Delaware limited liability company
Pinnacle Towers Acquisition LLC, a Delaware limited liability company
Pinnacle Towers Asset Holding LLC, a Delaware limited liability company
Pinnacle Towers LLC, a Delaware limited liability company
Radio Station WGLD LLC, a Delaware limited liability company
Shaffer & Associates, Inc., an Illinois corporation
Sierra Towers, Inc., a Texas corporation
Tower Systems LLC, a Delaware limited liability company
Tower Technology Corporation of Jacksonville LLC, a Delaware limited liability company
Tower Ventures III, LLC, a Tennessee limited liability company
TVHT, LLC, a Tennessee limited liability company
Tower Development Corporation, a Maryland corporation
WCP Wireless Lease Subsidiary, LLC

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